Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts: Jay Brown, CFO Fiona McKone, VP – Finance Crown Castle International Corp. 713-570-3050

CROWN CASTLE INTERNATIONAL

ANNOUNCES MANDATORY CONVERSION OF

6.25% CUMULATIVE CONVERTIBLE PREFERRED STOCK

January 25, 2012 – HOUSTON, TX – Crown Castle International Corp. (NYSE: CCI) today announced that it will exercise its mandatory conversion right relating to all the outstanding shares of its 6.25% Cumulative Convertible Preferred Stock (“Preferred Stock”). The mandatory conversion date will be February 24, 2012 (“Mandatory Conversion Date”).

On the Mandatory Conversion Date, holders of Preferred Stock will be entitled to receive 1.3559 shares of Crown Castle Common Stock, par value $.01 per share (“Common Stock”), for each share of Preferred Stock converted. Cash will be paid in lieu of fractional shares of Common Stock. Dividends on the Preferred Stock will cease to accrue on the Mandatory Conversion Date. However, no payment or adjustment will be made upon conversion of the Preferred Stock for accrued dividends with respect to the Preferred Stock or for dividends with respect to the Common Stock issued upon conversion. There are currently 6,111,000 shares of Preferred Stock outstanding.

Crown Castle previously announced that the next scheduled dividend record date for the Preferred Stock is February 1, 2012 and the next scheduled dividend payment date is February 15, 2012. Any holder of Preferred Stock who elects to optionally convert its shares of Preferred Stock on or prior to the record date of February 1, 2012 relating to the next scheduled dividend payment date on February 15, 2012 will not be entitled to receive such February 15 dividend. Any holder of Preferred Stock who elects to optionally convert its shares of Preferred Stock after the close of business on February 1, 2012 and prior to the opening of business on February 15, 2012 will be required to pay at the time of such optional conversion an amount equal to the February 15 dividend declared in respect of such shares of Preferred Stock.

News Release continued:

From and after the Mandatory Conversion Date, the Preferred Stock not previously converted will be deemed to be no longer outstanding and all rights of the holders with respect to such Preferred Stock will terminate, except for the right to receive the number of whole shares of Common Stock issuable upon conversion of the Preferred Stock and cash in lieu of any fractional shares of Common Stock, as described above.

About Crown Castle

Crown Castle owns, operates, and leases towers and other infrastructure for wireless communications. Crown Castle offers significant wireless communications coverage to 92 of the top 100 US markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 22,000 and approximately 1,600 wireless communication sites in the US and Australia, respectively. For more information on Crown Castle, please visit www.crowncastle.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on Crown Castle management’s current expectations. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect Crown Castle’s results is included in our filings with the Securities and Exchange Commission. The term “including,” and any variation thereof, means “including, without limitation.”